EXHIBIT 4.3

[LOGO DAVID SASSOON & CO. PLC]


                     [LETTERHEAD OF DAVID SASSOON & CO. PLC]
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October 27, 2003

Mr. Jack Ehrenhaus, Chairman & COO
Consumer Financial Corporation
132 Spruce Street
Cedarhurst, New York 11516

Via email: JIE@consumersfc.com

Re: Engagement as Exclusive Agent, Consultant and Financial Advisor

Gentlemen.

This Engagement Letter (the "Engagement Letter") confirms the Engagement (the "Engagement") of Sassoon Financial Holdings, Inc. and/or its subsidiaries, David Sassoon & Co. Inc. or David Sassoon & Co. Plc. ("Sassoon") by Consumers Financial Corporation and its affiliate companies (the "Client or the Company"), on an exclusive basis, to act as agent, consultant and advisor in connection with the Company's:

      o     arranging financing for the Company's operations and expansion;

      o sale of securities (the "Securities") backed by contractual rights and assets including, but not limited to copyrights, licensing income, and other receipts (the "Revenue Streams");

      o financial advisory services including, but not limited to, Merge and Acquisitions advice;

      o represent the Company with regard to introduction to accredited investors, financial institutions, strategic partners, and potential clients;


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Sassoon Financial Holdings, Inc.
Engagement

1.    Non-Exclusive Authority

During the Engagement Period (as hereinafter defined), Client shall be allowed to appoint anyone else (other than Sassoon and such other broker/dealers as Sassoon may reasonably approve) to undertake to obtain financing for itself.

2     Engagement Period

The Engagement hereunder shall become effective on the date the Client executes and delivers this letter to Sassoon (the "Commencement Date") and shall expire, unless extended by mutual agreement of the parties hereto, two (2) years after the Commencement Date (the "Termination Date"). The period which is from the Commencement Date (the "Termination Date") is sometimes hereinafter referred to as the "Engagement Period". Requests of either party hereto extend the Engagement Period shall be unreasonably denied. If not extended by mutual agreement of the parties hereto, as provided for above, upon expiration of the Engagement Period all obligations of Sassoon hereunder shall terminate.

3.    Sassoon Services

With effect from the Commencement Date, Client acknowledges that it has engaged Sassoon for the Engagement Period, pursuant to the terms hereof, as its exclusive adviser and agent with respect to structuring, issuing and marketing the Securities and providing strategic consulting and financial advisory services (the "Transaction"). Sassoon or other such person, firm or company as Client may have agreed in writing in advance, will, using reasonable good faith efforts, perform or cause to be performed the following servSassons (collection the "Services"):

o Perform such due diligence with respect to the Revenue Streams, the parties to the Transaction and other matters as Sassoon shall reasonably deem necessary in connection with the Transaction;

o work with Client, legal counsel, accountants, appraisers and other experts and agents, if any, retained by or on behalf of Client to assist in the Transaction(s);

o prepare a working draft of a Private Placement Memorandum or other funding document, subject to the review of Client's legal counsel, that shall finance Client with up to $3,000,000 but not less than $1,000,000 of capital;

o     prepare Due Diligence Packages and oversee investor due diligence review;

o qualify investors to review information, research and support complied by Sassoon with respect to the Transaction and Client (the "Due Diligence Package");


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Sassoon Financial Holdings, Inc.
Engagement


o subject to the provisions hereof, Client's approval and securities laws, use its good faith efforts to facilitate and oversee the marketing of the Securities, and information regarding the Client through Sassoon's network of accredited and Institutional investors or, with the Client's prior consent, by such other means as Sassoon deems appropriate;

Sassoon shall have the right of first refusal during the Engagement Period and, subject to completion of a Transaction, a Merger or Acquisition Transaction, or the placement of debt or private equity, for a period of two years thereafter to use as Client's lead manager or exclusive placement agent in connection with any underwritten debt or equity public offering or any other financing that may be undertake by Client, on the same terms and conditions as set forth in this Engagement Letter. Upon completion of any Transactions, Sassoon shall also have the exclusive right to re-finance any of these Transactions up to eighteen (18) months after each Transaction's maturity. Any such financing shall be subject to among other things the following conditions:

o     satisfactory completion of due diligence;

o     satisfactory market conditions;

o     the absence of adverse changes to Clients business or financial condition;

o completion of one of the aforementioned financings as the first transaction and approval of Sassoon's Underwriting Commitment Committee for any subsequent transactions;

If Sassoon does not agree in writing to act as the Client's lead manager or exclusive placement agent as referred to in this paragraph within two weeks of such request being made by Client confirming that the conditions referred to above are satisfied with respect to the financing requested, then Client shall be free to engage any other person, firm or company to act as its lead manager or exclusive placement agent in connection with that specific financing assignment.

4.    Obligation of Client.

Client acknowledges and agrees that it shall perform the following undertakings, agreements and covenants in connection with the Engagement:

o make available or cause to be made available to Sassoon, at Client's expense, all documents agreement sand other information, in hard coy and database form, which is Sassoon's reasonable judgment shall be necessary for the proper performance of due diligence and/or the issuance for marketing of the Securities, and the execution of Merger and Acquisition and other financial advisory services;

o if Client accepts an offer to purchase the Securities from an investor which requires Sassoon to cease it marketing and sales efforts, Sassoon's obligation in respect of marketing for the Transaction are fulfilled;


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Sassoon Financial Holdings, Inc.
Engagement


o approve the designation of a firm to be designated by Sassoon to serve as Transaction counsel and Issue's, Sassoon's and/or investors' counsel should Sassoon, in the reasonable exercise of its discretion, determine that such designation of counsel is necessary to properly perform the Services;

o cooperate fully with Sassoon in connection with the review and analysis of the Revenue Streams and at Sassoon's reasonable request, provide Sassoon with information concerning the Client, the Revenue Streams, encumbrances or obligations, as well as the Client's officers, directors, employees and other agents concerning the subject matter of the Engagement. All information provided by Client and its officers, directors, employees or agents shall be accurate and complete in all material respects and Sassoon shall be entitle to rely thereon without verification and to include all or any portions thereof in any marketing, issuance or offering documents with respect to the Securities; o negotiate in good faith and, subject to said negotiations, enter into all documentation reasonably necessary to complete the Transactions(s);

o reimburse Sassoon on a current basis for out-of-pocket expenses including but not limited to travel and printing and other costs associated with the Transaction(s), with such expenses having been pre-approved by the Client;

o approve and retain mutually acceptable sub-contractors that are wholly necessary and appropriate to perform some or all of the due diligence or other Services (the "Sub-Contractors"); and

o pay all expenses pursuant to this Agreement on a current basis, incurred by any Sub-Contractor, including, but not limited to legal, accounting, rating agencies and audits.

5.    Fees

As compensation for and subject to Sassoon's performance of all of the Services, Client shall pay to Sassoon:

o a retainer of payable as follows: $3,750 plus 85,000 common shares of CFIN stock, such shares subject to rule 144 and with demand and piggyback registration rights;

o for Senior Debt, a fee equal to six percent (6%) of the aggregate amount of the Senior Debt issued: payable at the time Sassoon sells the Securities;

o for equity, or other non-investment grade securities, a fee equal to ten percent (10%) of the aggregate principal amount of equity, or any other non-investment grade securities issued, payable at the time Sassoon sells the Securities;


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Sassoon Financial Holdings, Inc.
Engagement


o for investment grade securities, a fee equal to three percent (3%) of the aggregate amount of investment grade securities issued; payable at the time Sassoon sells the Securities;

o For Merger & Acquisition and other investment banking advisory services, a fee equal to those fees standard and customary in the investment banking industry for such services;

o Upon successful completion of any of the following: 5(ii), 5(iii), 5(iv), or 5(v) hereinabove, Sassoon will receive warrants equivalent to three percent (3.0%) of the equity of the Company at any given time, based on the then issued and outstanding common shares, which shall be exercisable at a price of one-half, of one cent ($0.005) per share at any time. In addition the warrants will have the following rights;

            a. Registration Rights; At any time Sassoon shall have demand registration rights, on customary terms, covering shares of Common Stock, registered and tradable, purchasable on exercise of the Warrants. In addition, Sassoon may choose to participate, on a pro rata basis an on customary terms, in any and all primary or secondary public offerings of Common Stock (including the fees and expenses of Sassoon's counsel in all demand and piggyback registrations) shall be paid by the Company, except for underwriting and selling discounts and commissions.

            b. Tag Along Rights; Sassoon shall have the right to sell Common Stock on a pro rata basis in connection with any private sale of Common Stock by Principals of the Company.

            c. Put Option; Upon the earlier of (i) the maturity of any Senior or Subordinated Notes or (ii) the repayment in full of any Senior or Subordinated Notes, Sassoon shall have the right to put the Warrants, or in the event the Warrants have been exercised, the Common Stock underlying Warrants, to the Company for cash consideration determined by a valuation obtained from a mutually agreed upon investment banking firm of national reputation. The cost of such valuation shall be borne by the Company.

            d. Anti-Dilution; Fair market value

            e. Net Exercisability; Customary terms and conditions

            f. Right of First Refusal; Sassoon shall have the right to purchase, on the same basis as all other purchasers, its pro rata share (assuming full exercise of the Warrants) of any and all issuances of Common Stock or options, warrants, other rights or securities exercisable, convertible or exchangeable for shares of Common Stock, other than Common Stock issued in connection with any public offering.


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Sassoon Financial Holdings, Inc.
Engagement


o The parties acknowledge that if the Transaction does not occur, after funds have been placed in escrow or commitment letter accepted and approved by the Client because of the Clients failure or refusal to perform its obligations under this Engagement Letter, the Client shall be liable for all direct and consequential damages incurred by Sassoon to Prospective Purchasers, as hereinafter defined, of the Securities, and in addition to any other remedies available at law or inequity, Sassoon shall have the right to enforce specific performance against the Client to perform its express obligations under this Engagement Letter. In the event the closing of the Transaction shall not have occurred because of the Client's failure or refusal to perform its obligations under this Engagement Letter, the Client agrees that it will be obligated to pay the fees and expenses provided for herein that were incurred up to an including the thirty (30) days after the Termination Date;

o As used herein, a "Prospective Purchaser" shall be an entity with whom the Client or related entity that issues securities on behalf of Client ("Issuer"), or Sassoon, on behalf of the Issuer, has entered into (a) a definitive written purchase agreement relating to the purchase of some or all of the Securities or (b) an oral agreement relating to the purchase of some or all of the Securities, which agreement shall include the approximate interest rate on the Securities and the approximate purchase price of the Securities. Neither the Client nor Issuer, nor Sassoon, on behalf of the Issuer, shall enter into any such agreement, written or oral, without prior notice to the Client and without affording the Client the opportunity to advise Sassoon whether the Client believes that it may be unable to perform any of its obligations in this Engagement Letter on or prior to the proposed closing date. The Client agrees to use its reasonable best efforts to perform the undertakings, agreements and covenants contained in this Engagement Letter;

6.    Modification of Agreement

This Engagement Letter contains the entire agreement between the parties hereto and may be modified only in writing signed by the parties hereto.

7.    Indemnification

The Client agrees to indemnify and hold harmless Sassoon, its parent and affiliates, the respective directors, officers, controlling persons, agents, employees and attorneys past and present (hereinafter an "Indemnified Party") from and against all claims, liabilities, losses, damages, proceedings or actions related to or arising out of any breach of the Client's obligations pursuant to this Engagement Letter, and will reimburse each Indemnified Party for all proper and reasonable costs and expenses, including counsel fees, in connection with investigating, preparing for and defending any such claim, proceeding or action whether pending or threatened. The Client will not, however, be responsible for an, claims, liabilities, losses, damages or expenses which are judicially determined by final order, without any further right to appeal, to have resulted primarily


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Sassoon Financial Holdings, Inc.
Engagement


From Sassoon's or that of any Indemnified Party's negligence, misconduct, failure or omission to act.

In any case in which it is determined that indemnification or reimbursement, as set forth in the paragraph immediately above, may not be enforced or is otherwise unavailable, the Client agrees to contribute to the aggregate claims, liabilities, losses, damages or expenses to which Sassoon and any other Indemnified Party may be subject in such proportion as is appropriate to reflect not only the relative benefits received by the Client on the one hand and Sassoon or the other Indemnified Party on the other from the Transaction which is the subject of the Engagement, but also the relative fault of Sassoon on the one hand the and the Client on the other in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages and expenses, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact related to information supplied by the Client or Sassoon and the parties relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Client and Sassoon agree that it would not be just equitable if contribution pursuant to this paragraph 7 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to hereinabove.

The rights to indemnification and contribution under the foregoing shall be in addition to any other rights which Sassoon or any other Indemnified Party may have, and shall apply whether or not Sassoon or any other Indemnified Party is named or threatened to be named as a party in any action, suit or proceeding, brought or to be brought.

8.    Notices

All notices between the parties hereto shall be in writing and any notices shall be deemed to be delivered ten (10) business days from the date mailed if sent by registered or certified mail, return receipt requested, postage pre-paid, to the address of the respective parties set forth in this Engagement Letter and to the attention of the individuals named (if so named) in this Engagement Letter and on receipt if sent by courier.

9.    Governing Law

This Engagement Letter and Securities shall be interpreted under and governed by the laws of the State of New York.

10.   Authority

Each party represents and warrants to the other that such ??? in entering into and delivering this Engagement Letter has been duly authorized by all requisite action, and


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Sassoon Financial Holdings, Inc.
Engagement


that it is duly authorized to execute this Engagement Letter and perform all its obligations hereunder.

11.   Confidentiality

Each of the Client and Sassoon, on its own behalf and on behalf of its partners, shareholders, officers, employees and agents, hereby acknowledges that the form and content of this Engagement Letter, the form and contents of all documents, instruments and other materials which may become available to it during the course of and with respect to the Transaction, and all information pertaining to the Securities, including the structure, the credit spread, and other terms (collectively, the "Materials") are confidential and such materials or any portion thereof, and the contents and substance thereof, may not be disseminated, distributed, discussed or otherwise made available to any person other than the Client and Sassoon, without the express prior written approval of the other party. In addition, each party shall not (save where required by some law, regulation or judicial order) publicly disclose or advertise any aspect of this transaction including, without limitation, identifying the marketing agent and/or packages without prior written approval of the other party. Each of the Client and Sassoon acknowledges that a breach of this provision shall cause irreparable harm to the other party that remedies at law may be inadequate to redress and that Sassoon and Client, as the case may be, will be entitle to injunctive or similarly equitable relief against the other party.

The exception to this Section 11 is that each party shall be permitted to distribute Materials to its lawyers, accountants, lenders and advisers action on it's behalf.

12.   Assignability

Notwithstanding anything herein to the contrary, this Agreement and all rights and obligations hereunder shall be binding upon and insure to the benefit of each party's successors and assigns. The rights and obligations of either party under this agreement may not be assigned without the prior written consent of the other which shall not be unreasonably withheld or delayed.

13.   Authorized Representatives.

Mr. Jack Ehrenhaus is designated as the Authorized Representatives in connection with the Transaction and the Engagement. Mr. Ehrenhaus represents and warrants as the Authorized Representative, that he is duly authorized to act on his own behalf and behalf of the Company.


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Sassoon Financial Holdings, Inc.
Engagement


Please execute this Engagement Letter in the space provided below and return the original to Sassoon thereby acknowledging your understanding and acceptance of the terms hereof.

Very truly yours,


/s/ Alan D. Hirsch
----------------------------------
By: Mr. Alan D. Hirsch
Chairman and President
Sassoon Financial Holdings, Inc.
This Date of   10/28/03

Accepted and Agreed:


/s/ Jack Ehrenhaus
----------------------------------
By: Mr. Jack Ehrenhaus
Chairman & COO
Consumers Financial Corporation
This Date of  10/27/03




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